Exhibit 10.1

Date: August 1, 2012

To: Manuel Brocke-Benz

From: Paul Dumas

Re: Interim Position

The following outlines your compensation package coinciding with your interim position with VWR International as Interim President and Chief Executive Officer.

Effective Date:	July 30, 2012

Position:	President and CEO (Acting)

Salary:	Your base salary for this role will be $400,000 USD per year, payable in installments on VWR’s regular US payroll dates.

It is understood that you will be eligible to receive this compensation, in addition to your current German compensation, while spending half of your time as the Interim President and Chief Executive Officer and that it will be discontinued on June 30, 2013. Should a permanent President and CEO be identified prior to this date, you will remain eligible for this compensation through June 30, 2013.

Annual Bonus:	You will continue to be eligible to participate in VWR’s Management Incentive Plan (“MIP”). Effective July 30, 2012 and through June 30, 2013 your target bonus potential will be 100% of eligible earnings.

Length of Position:	We expect you will continue in this interim position through June 30, 2013 with the option to extend or make permanent if mutually agreed to.

Taxes:	We will tax protect you so that you are made whole should your tax obligation in the US be more than what you would have normally been responsible for in Germany. We will engage an accounting firm to prepare your taxes, which includes preparation of both US and German tax returns for 2012 and 2013.

Manuel, we believe that this will be a mutually beneficial assignment for you and VWR. We are excited with the prospect of you leveraging your skills and experiences in this new role and we are pleased to extend this offer to you.

Sincerely,

/s/ Paul Dumas

/s/ Manuel Brocke-Benz	August 1, 2012
Signed and agreed to:	Date: